                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              BUSINESS@WEB, INC.


     Business@Web, Inc. (the "Corporation"), does hereby certify that the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting, has duly adopted a resolution, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation, and the holders of each class of the capital stock of the Corporation entitled to vote thereon as a separate class, have duly approved said amendment by the required vote of such stockholders, adopted by a written action in lieu of a meeting of such stockholders, all in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of the taking of such action was given promptly to those stockholders who have not consented in writing, as required by Section 228 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation of the Corporation is hereby amended as follows:


I. The second sentence of Article Fourth is deleted and the following new sentence is substituted in place thereof:

     "Of the authorized Preferred Stock, one million three hundred thirty-two thousand one hundred twenty-seven (1,332,127) shares shall be designated Series B Convertible Preferred Stock, par value $1.00 per share, one million two hundred twenty thousand (1,220,000) shares shall be designated Series C Convertible Preferred Stock, par value $1.00 per share, and four hundred forty-seven thousand eight hundred seventy-three (447,873) shares, with a par value of $1.00 per share, shall be undesignated."


II   Section 1(a)(ii) of the Description of the Series B Convertible Preferred
Stock, as set forth in Article Fourth, is deleted, and the following new Section 1(a)(ii) is substituted in place thereof:

     "(ii) Following payment in full to the holders of Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, the remaining assets of the corporation available for distribution to holders of the corporation's capital stock shall be distributed among the holders of the Common Stock, the holders of the Series B Convertible Preferred Stock, and the holders of the Series C

     Convertible Preferred Stock, with each holder of a share of Series B Convertible Preferred Stock receiving the amount that would have been payable to the holder of such share had all shares of Series B Convertible Preferred Stock and all shares of Series C Convertible Preferred Stock been converted to Common Stock immediately following payment in full to the holders of Series B Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, and each holder of a share of Series C Convertible Preferred Stock or a share of Common Stock receiving the amount payable to the holder of such share as provided in the terms of the Series C Convertible Preferred Stock."


III. At the end of Article Fourth, the following new language is added:

     "A description of the Series C Preferred Stock is as set forth in Exhibit A hereto, which Exhibit A is by this reference incorporated in and made a part of the Restated Certificate of Incorporation, as amended."



IN WITNESS WHEREOF, the undersigned, being the President and Secretary, respectively, of Business@Web, Inc., declaring and certifying, under penalties of perjury, that this is the act and deed of the Corporation and that the facts stated herein are true, have hereunto set their hands as their free act and deed this 4th day of April 1996.




                                               /s/ James G. Nondorf
                                               ---------------------------------
                                               James G. Nondorf, President



/s/ William E. Kelly
- ------------------------------------
William E. Kelly, Secretary

                                                        Exhibit A


Description of Series C Convertible Preferred Stock
- ---------------------------------------------------

     Section 1. Liquidation Rights.
                ------------------

            (a)   Treatment at Liquidation, Dissolution or Winding Up.
                  ---------------------------------------------------

                  (i) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment in full of all amounts payable to the holders of the corporation's Series B Convertible Preferred Stock in accordance with Section 1(a)(i) of the terms of the Series B Convertible Preferred Stock set forth in Article IV of the Restated Certificate of Incorporation of the corporation, and before any payment is made to the holders of any other class or series of the corporation's capital stock designated to be junior to the Series C Convertible Preferred Stock, including the corporation's Common Stock, the holders of Series C Convertible Preferred Stock shall be entitled to be paid from the assets of the corporation available for distribution to holders of the Series C Convertible Preferred Stock and the holders of the Common Stock pursuant to Section 1(a)(ii) of the terms of the Series B Convertible Preferred Stock, pari passu with the payments required to be made to the holders of the Series B Convertible Preferred Stock in accordance with said Section 1(a)(ii), but allocating all payments otherwise required by the terms of said Section 1(a)(ii) to be made to the holders of the Common Stock to the holders of the Series C Preferred Stock, an amount equal to $5.00 per share of Series C Convertible Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series C Convertible Preferred Stock and, as so adjusted from time to time, is hereinafter referred to as the "Base Liquidation Price") plus all dividends thereon accrued but unpaid, to and including the date full payment shall be tendered to the holders of Series C Convertible Preferred Stock with respect to such liquidation, dissolution or winding up.

                  (ii) Following payment in full to the holders of Series C Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, the remaining assets of the corporation shall be distributed among the holders of the Common Stock and the holders of the Series C Convertible Preferred Stock on a share for share basis, with each holder of a share of Series C Convertible Preferred Stock receiving the amount that would have been payable to the holder of such share had all shares of Series C Convertible Preferred Stock been converted to Common Stock pursuant to Section 2(a) hereof immediately following payment in full to the holders of Series C Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof.

                  (iii) If the assets of the corporation shall be insufficient to permit the payment in full to the holders of Series C Convertible Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the corporation available for such distribution shall be distributed ratably among the holders of Series C Convertible Preferred Stock.

             (iv) In no event shall any payment be made with respect to any liquidation, dissolution or winding up to the holders of the Series C Convertible Preferred Stock or the holders of any other class or series of the corporation's capital stock designated to be junior to the Series C Convertible Preferred Stock, including the corporation's Common Stock, if and to the extent that, as a result of such payment, the amount available for distribution to the holders of the Series B Convertible Preferred Stock would be reduced to an amount less than the amount that would have been payable to the holders of the Series B Convertible Preferred Stock pursuant to Section 1 of the terms of the Series B Convertible Preferred Stock had all shares of the Series C Convertible Preferred Stock been converted into shares of Common Stock in accordance with
Section 2 hereof immediately prior to such liquidation, dissolution or winding up.


          (b)  Treatment of Reorganizations, Consolidations, Mergers and Sales
               ---------------------------------------------------------------
of Assets. A consolidation or merger of the corporation, or a sale of all or
- ---------
substantially all of the assets of the corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the corporation in a transaction in which the shareholders of the corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 1.

          (c)  Distributions Other than Cash. Whenever the distribution provided
               -----------------------------
for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation.

     Section 2. Conversion.  The holders of Series C Convertible Preferred Stock
                ----------
shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert; Conversion Price.  Each share of Series C
               ----------------------------------
Convertible Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series C Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series C Convertible Preferred Stock (the "Conversion Price") shall initially be $5.00. Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which Series C Convertible Preferred Stock is convertible, as hereinafter provided.

          (b)  Mechanics of Conversion.  Before any holder of Series C
               -----------------------
Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series C Convertible Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series C Convertible Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Convertible Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (c)  Automatic Conversion.
               --------------------

               (i) Each share of Series C Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price (subject to adjustment as provided in Section 2(c)(iii)) upon:

               (A) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public at an initial public offering price per share of not less than $8.25 (adjusted proportionately to give effect to any stock dividend, stock distribution or subdivision or any combination or consolidation of Common Stock) and with gross proceeds of not less than $15,000,000 (a "Qualified IPO") or

               (B) the written election of the holders of not less than a majority of the then outstanding shares of Series C Convertible Preferred Stock to require such mandatory conversion.

               (ii) Upon the occurrence of an event specified in Section 2(c)(i) hereof, all shares of Series C Convertible Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the corporation or the transfer agent for the Series C Convertible Preferred Stock; provided, however, that the corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of

Series C Convertible Preferred Stock being converted are either delivered to the corporation or the transfer agent of the Series C Convertible Preferred Stock, or the holder notifies the corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith and, if the corporation so elects, provides an appropriate indemnity bond. Upon the automatic conversion of Series C Convertible Preferred Stock, each holder of Series C Convertible Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Series C Convertible Preferred Stock at the office of the corporation or of the transfer agent for the Series C Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series C Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series C Convertible Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (d) Adjustments to Conversion Price for Diluting Issues.
              -------------------------------------------- ------

               (i)  Special Definitions.  For purposes of this Section 2(d), the
                    -------------------
following definitions shall apply:

                    (A)  "Option" shall mean rights, options or warrants to
                         --------
     Convertible Securities.

                    (B)  "Original Issue Date" shall mean the date on which a
                         ---------------------
     share of Series C Convertible Preferred Stock was first issued.

                    (C)  "Convertible Securities" shall mean any evidences of
                         ------------------------
     indebtedness, shares (other than Common Stock and Series C Convertible Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (D)  "Additional Shares of Common Stock" shall mean all
                         ----------------------------------
     shares of Common Stock issued (or, pursuant to Section 2(d)(iii), deemed to be issued) by the corporation after the Original Issue Date, other than the following (collectively, "Excluded Shares"):

                         (I) shares of Common Stock issued or issuable upon conversion of shares of Series C Convertible Preferred Stock; or

                         (II) shares of Common Stock issued or issuable upon exercise or conversion of Options or Convertible Securities outstanding on the Original Issue Date; or

                         (III) shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the corporation pursuant to a stock purchase or option plan or other employee stock bonus arrangement (collectively, the "Plans") approved by the Board of Directors; provided, however, that shares of Common Stock issued or deemed issued to a director of the corporation pursuant to options or other purchase rights granted after the Original Issue Date shall be Excluded Shares only if granted at the time of, or in connection with, such director's initial election to the Board of Directors; or

                         (IV) shares of Common Stock issued or issuable pursuant to warrants issued in connection with the establishment of credit facilities for the corporation (including, without limitation, in connection with equipment leasing arrangements); or

                         (V) shares of Common Stock or Convertible Securities issued with the unanimous consent of the Board of Directors of the corporation.

          (ii)   No Adjustment of Conversion Price.  No adjustment in the number
                 ---------------------------------
of shares of Common Stock into which a share of Series C Convertible Preferred Stock is convertible shall be made, by adjustment in the Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise: (i) unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock or, (ii) if prior to such issuance, the corporation receives written notice from the holders of a majority of the then outstanding shares of Series C Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

          (iii)  Issue of Securities Deemed Issue of Additional Shares of Common
                 ---------------------------------------------------------------
Stock.
- -----

                 (A)     Options and Convertible Securities.  In the event the
                         ----------------------------------
     corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2(d)(v) hereof) of such Additional Shares of

     Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (I) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (II) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (III) upon the expiration of any such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                    (a) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and

                    (b) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section 2(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (IV) no readjustment pursuant to clause (II) or (III) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                    (V) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (III) above; and

                    (VI) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as of the actual date of their issuance.

               (B)  Stock Dividends, Stock Distributions and Subdivisions.  In
                    -----------------------------------------------------
     the event the corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                    (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                    (II) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

          If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the Conversion price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the

          Conversion Price shall be adjusted pursuant to this Section 2(d)(iii) as of the time of actual payment of such dividend.

          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares
               -----------------------------------------------------------------
of Common Stock.
- ----------------

               (A) In the event the corporation shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(iii)(B), which event is dealt with in Section 2(d)(vi) hereof), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue plus
     (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

               (B) For the purposes of Section 2(d)(iv)(A) hereof, (i) all shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock, and upon exercise of options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issue of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding; and (ii) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 2(d)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

               (C) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 2(d)(iv)(A) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (v)  Determination of Consideration.  For purposes of this Section
               ------------------------------
2(d), the consideration received by the corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (A)  Cash and Property.  Such consideration shall:
                    -----------------

                    (I) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

               (B)  Options and Convertible Securities.  The consideration per
                    ----------------------------------
     share received by the corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 2(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi) Adjustment for Dividends, Distributions, Subdivisions,
                    ------------------------------------------------------
Combinations or Consolidations of Common Stock.
- ----------------------------------------------

               (A)  Stock Dividends, Distributions or Subdivisions.  In the
                    ----------------------------------------------
     event the corporation shall issue Additional Shares of Common Stock pursuant to Section 2(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

               (B)  Combinations or Consolidations.  In the event the
                    ------------------------------
     outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (e)  No Impairment.  The corporation shall not, by amendment of its
               -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series C Convertible Preferred Stock against impairment.

          (f)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 2, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any affected holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Series C Convertible Preferred Stock.

          (g)  Notices of Record Date.  In the event of any taking by the
               ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the corporation shall mail to each holder of Series C Convertible Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h)  Common Stock Reserved.  The corporation shall reserve and keep
               ---------------------
available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all convertible Series C Convertible Preferred Stock.

          (i)  Certain Taxes.. The corporation shall pay any issue or transfer
               --------------
taxes payable in connection with the conversion of any shares of Series C Convertible Preferred Stock; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series C Convertible Preferred Stock.

          (j)  Closing of Books.  The corporation shall at no time close its
               ----------------
transfer books against the transfer of any Series C Convertible Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Convertible

Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Series C Convertible Preferred Stock.

     Section 3. Voting Rights.
                -------------

          Except as otherwise provided herein or required by law or by the provisions establishing any other series of Preferred Stock, the holders of Common Stock and the holders of Series C Convertible Preferred Stock shall be entitled to notice of any stockholders' meeting and shall vote, together with the holders of Common Stock and the holders of any other series of Preferred Stock, as one class upon any matter submitted to the stockholders for a vote. Holders of Series C Convertible Preferred Stock shall have that number of votes per share of Series C Convertible Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Series C Convertible Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

     Section 4. Covenants
                ---------

          (a) So long as at least twenty-five percent (25%) of the number of shares of Series C Convertible Preferred Stock outstanding on the Original Issue Date shall be outstanding, the corporation shall not, without first having provided the written notice of such proposed action to each holder of outstanding shares of Series C Convertible Preferred Stock required by Section 4(b) hereof and having obtained the affirmative vote or written consent of the holders of a majority of such outstanding shares of Series C Convertible Preferred Stock, amend, alter or repeal any provision of, or add any provision to, the corporation's Certificate of Incorporation or by-laws, if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Convertible Preferred Stock.

          (b) Notwithstanding any other provision of this Certificate of Incorporation or the corporation's by-laws to the contrary, notice of any action specified in Section 4(a) hereof shall be given by the corporation to each holder of shares of Series C Convertible Preferred Stock by first class mail, postage prepaid, addressed to such holder at the last address of such holder as shown by the records of the corporation, at least thirty (30) days before the date on which the books of the corporation shall close or a record shall be taken with respect to such proposed action, or, if there shall be no such date, at least thirty (30) days before the date when such proposed action is scheduled to take place. Any holder of outstanding shares of Series C Convertible Preferred Stock may waive any notice required by this Section 4(b) by a written document indicating such waiver.

     Section 5.  No Reissuance of Series C Convertible Preferred Stock.  No
                 ----------------------------------------------- -----
share or shares of Series C Convertible Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue.

     Section 6.  Residual Rights.  All rights accruing to the outstanding shares
                 ---------------
of the corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.